Free Writing Prospectus Filed Pursuant to Rule 433
Registration No. 333-155961
August 24, 2010

Aetna Inc.
Final Term Sheet
$750,000,000 3.950% Senior Notes due September 1, 2020

Issuer:	Aetna Inc.
Ratings (Moody’s/S&P/Fitch) :	Baa1/A-/A-(1)
Note Type:	Senior Notes
Legal Format:	SEC Registered
Principal Amount:	$750,000,000
Trade Date:	August 24, 2010
Settlement Date (T+3 days):	August 27, 2010
Maturity Date:	September 1, 2020
Coupon:	3.950%
Interest Payment Frequency:	Semi-annual
Interest Payment Dates:	March 1 and September 1
First Pay Date:	March 1, 2011
Day Count:	30/360
Pricing Benchmark:	2.625% due August 2020
Benchmark Spot:	101-6
Benchmark Yield:	2.490%
Reoffer Spread to Benchmark:	+160 bps
Reoffer Yield:	4.090%
Price to Public / Reoffer Price:	98.859%
Underwriting Fees:	0.65%
Use of Proceeds:	Net proceeds will be used for general corporate purposes, including the repayment of the Issuer’s short-term or long-term debt.
Optional Redemption:	At any time, at the greater of 100% of the principal amount of the notes or at a make-whole using a discount rate of Treasury plus 25 basis points.
Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Barclays Capital Inc. RBS Securities Inc. UBS Securities LLC
Senior Co-Managers:
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.
CUSIP Number:	00817Y AH1
ISIN Number:	US00817YAH18

(1) A rating is an opinion of the rating agency only and not a statement of fact or recommendation to purchase, sell or hold any security.

Aetna Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Aetna Inc. has filed with the SEC for more complete information about Aetna Inc. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Barclays Capital Inc. by calling (888) 603-5847, RBS Securities Inc. by calling (866) 884-2071 or UBS Securities LLC by calling (877) 827-6444, ext. 561 3884.